UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2003

ALLERGY IMMUNO TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)
Delaware	95-3937129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20462 Chartwell Center Drive, Cornelius, NC 28031
(Address of principal executive offices)

Registrant's telephone number including area code: (704) 896-0202

(Former name, former address and former fiscal year, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

Allergy Immuno Technologies has recently acquired a significant amount of assets. Specifically, on April 21, 2003, we acquired 100% of the voting stock of Ball Products, Inc. Ball Products is a manufacturer of tennis court equipment, athletic field equipment, and gymnasium equipment. We acquired Ball Products' stock by issuing to Ball Products' shareholders 6,351,841 shares of our common stock. The common stock that we issued to Ball Products' shareholders represents 19.99% of our common stock then outstanding on the day of the transaction. Before the acquisition, we had 31,760,798 common shares outstanding. Following the acquisition, we have 38,112,639 common shares outstanding. Our acquisition of Ball Products represents a shift in our operational focus. Before the acquisition, we had no significant operations or assets.

Ball Products had three shareholders on the date of the transaction, and we exchanged our purchase price of 6,351,841 shares of our common stock to the three Ball Products' shareholders in proportion to their ownership interest in Ball Products. Thus, Larry Ball, an individual who owned approximately 72.472% of Ball Products, received 4,603,306 shares of our common stock. Similarly, Emmett Ball, an individual who owned approximately 18.118% of Ball Products, received 1,150,827 shares of our common stock. Finally, DM Ventures, LLC owned approximately 9.41% of Ball Products, and it received 597,708 shares of our common stock.

Emmett Ball is the father of Larry Ball, and together they are the founders of Ball Products, Inc. Emmett Ball and Ball Products are also parties to a related transaction, which is reported under Item 1, below. DM Ventures, LLC is controlled by Dean Martin, who served as one of our directors from early June of 2002, until April 17, 2003, and also exercises substantial control over LDM Holdings, which before the transactions reported in this report was our most significant shareholder.

Ball Products was founded in 1987, and is one of the nation's largest manufacturers of tennis court equipment. Further information on Ball Products appears at http://www.ballproducts.com.

We will amend this report within 75 days of the acquisition described above to report Ball Products' Financial Statements, Pro Forma financial information, and related Exhibits.

Item 1. Changes in Control of Registrant.

Allergy Immuno Technologies, Inc., has undergone a change in control.

On April 21, 2003, Larry Ball, an individual, purchased a majority interest in our company. Specifically, Larry Ball purchased 19,662,994 shares of our common stock in a Private Share Purchase Agreement from LDM Holdings, our former majority shareholder. Larry Ball paid a total purchase price of $240,000; Larry Ball paid $40,000 upon execution of the transaction and executed a loan agreement for an additional $200,000. Emmett Ball, Larry Ball's father, purchased 4,915,749 shares of our common stock in a Private Share Purchase Agreement from LDM Holdings, our former majority shareholder. Emmett Ball paid a total purchase price of $60,000. Emmett Ball paid $10,000 upon execution of the transaction and executed a loan agreement for an additional $50,000.

In connection with the change in control, the parties to the transaction agreed that our existing directors would resign from their positions as both directors and officers of our company, and that the new control group would be appointed to director and officer positions. Thus, on April 22, 2003, our three then-sitting directors and our sole officer all resigned their positions and appointed Emmett Ball, Larry Ball, and Michael Speck to serve as our directors. Also, Larry Ball was appointed to serve as President and CEO, Emmett Ball was appointed to serve as Vice President and Secretary, and Michael Speck was appointed to serve as CFO.

As a result of the transactions reported in Item 1 and Item 2, above, the parties who now exercise shareholder voting control over us own the following amounts and percentage of our stock: Larry Ball now owns 24,266,300 shares, which represents approximately 63.67% of our total shares outstanding. Emmett Ball, Larry Ball's father, now owns 6,066,576 shares, which represents approximately 15.92% of our total shares outstanding.

(a) Security Ownership of Certain Beneficial Owners.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 21, 2003 by each person known by us to beneficially own more than 5% of the outstanding shares of common stock, or preferred stock.

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class
Common Stock	Larry Ball 510 West Arizona Avenue, DeLand, FL 32720	24,266,300	63.67%
Common Stock	Emmett Ball 510 West Arizona Avenue, DeLand, FL 32720	6,066,576	15.92%
Common Stock	Dean Martin 20462 Chartwell Center Drive, Cornelius, NC 28031	3,150,824, through control of DM Ventures, LLC and LDM Holdings, Inc.	8.26%

(b) Security Ownership of Management.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 21, 2003 by each of our directors and named executive officers, and our directors and named executive officers as a group.

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class
Common Stock	Larry Ball 510 West Arizona Avenue, DeLand, FL 32720	24,266,300	63.67%
Common Stock	Emmett Ball 510 West Arizona Avenue, DeLand, FL 32720	6,066,576	15.92%
Common Stock	Michael Speck 510 West Arizona Avenue, DeLand, FL 32720	0	0%
Common Stock	All Officers and Directors as a Group	30,332,876	79.59%

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial statements of business acquired.

The Company will file with the Securities and Exchange Commission the financial statements of Ball Products, Inc. required under Item 7(a) of Form 8-K within the time period permitted by Item 7(a)(4) of Form 8-K for filing such information.

(b) Pro forma financial information.

The Company will file with the Securities and Exchange Commission the financial statements of Ball Products, Inc. required under Item 7(a) of Form 8-K within the time period permitted by Item 7(a)(4) of Form 8-K for filing such information.

(c) Exhibits

The following is an index and description of the exhibits to this Report:

2.1 STOCK EXCHANGE AGREEMENT BY AND BETWEEN ALLERGY IMMUNO TECHNOLOGIES, ALLERGY IMMUNO ACQUISITION CORP, BALL PRODUCTS, INC., LARRY BALL, EMMETT BALL, AND D. M. VENTURES, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allergy Immuno Technologies, Inc.
April 22, 2003

/s/ Larry Ball
___________________________________________
Larry Ball,
President of Allergy Immuno Technologies, Inc.